Exhibit 99.1

HERSHA HOSPITALITY ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2010 RESULTS

-  Increased Consolidated Hotel EBITDA by 48.2% in the Fourth Quarter-
-  Fourth Quarter Consolidated Hotel RevPAR Improved 19.0% -
- Fourth Quarter Hotel EBITDA Margins Improved 166 basis points to 35.6% -
- Full Year Consolidated Hotel RevPAR Improved 13.2% -
-  Company’s Financial Flexibility and Balance Sheet Continue to Improve -

Philadelphia, PA, February 23, 2011 -- Hersha Hospitality Trust (NYSE: HT), owner of select service and upscale hotels in major metropolitan markets, today announced results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Financial Results

For the fourth quarter ended December 31, 2010, net loss applicable to common shareholders improved $2.3 million to $(8.8) million, compared to a net loss of $(11.1) million for the comparable quarter of 2009.

Adjusted Funds from Operations (“AFFO”) in the fourth quarter increased by $9.0 million to $13.3 million, compared to $4.3 million in the fourth quarter of 2009.  AFFO per diluted common share and limited partnership unit was $0.08 compared to $0.07 for the same quarter of 2009.  AFFO per share during the quarter was impacted by additional shares issued in 2010, including 28.75 million common shares sold for gross proceeds of approximately $166.8 million in the fourth quarter of 2010.  The Company’s weighted average diluted share and OP Unit count was approximately 174.2 million in the fourth quarter of 2010, up from approximately 65.2 million in the comparable quarter of 2009.

An explanation of Funds from Operations (“FFO”), AFFO, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Hotel EBITDA, as well as reconciliations of FFO, AFFO and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measures, is included at the end of this release.

Mr. Jay H. Shah, Hersha Hospitality’s Chief Executive Officer, stated, “In 2010 Hersha delivered very strong operating results and increased the Company’s financial flexibility while simultaneously transforming the portfolio with the addition of six high quality urban assets.  The steps we have been taking over the past few years to realign our portfolio to focus on high barrier gateway markets, along with aggressive asset management and cost controls positions us to outperform through the recovery.”

Mr. Shah continued, “Our focused efforts to transition our portfolio and the ongoing recovery in our markets resulted in a 19% RevPAR growth during the quarter and 13% growth for the full year for our consolidated hotels.  The majority of this RevPAR growth was driven by ongoing ADR improvements and was partially offset by harsh winter weather conditions throughout the northeast.  In the quarter we also started the process to further enhance our assets.  We accelerated our renovations programs and undertook large scale renovations at several of our properties in New York, metro Washington DC and Philadelphia to take advantage of the ongoing improvement in market conditions.  We also upgraded the property level management at several of our hotels where we believed the manager was underperforming in their competitive set and incurred transition costs related to these changes.  As the broader lodging market continues to improve, with our young well-located portfolio, we are confident that we will drive ongoing organic growth while selectively adding highly attractive assets.”

Fourth Quarter 2010 Operating Results

For the quarter ended December 31, 2010, revenue per available room (“RevPAR”) for the Company's consolidated hotels, 64 hotels compared to 58 hotels as of December 31, 2009, was up 19.0% to $96.45 compared to $81.04 in the prior year period.  The Company’s average daily rate (“ADR”) increased by 15.5% to $146.71 and occupancy increased by 193 basis points to 65.74% from 63.81%.

Hotel EBITDA for the Company’s consolidated hotels was $26.2 million for the quarter ended December 31, 2010 compared to $17.7 million for the same period in 2009.  Hotel EBITDA margins improved 166 basis points year over year during the fourth quarter of 2010 from 34.0% to 35.6%. This was due primarily to ADR growth in the quarter, combined with effective asset management strategies and the addition of hotel acquisitions in New York City and Washington DC completed subsequent to January 1, 2010.

On a same-store basis, RevPAR for Hersha’s consolidated hotels (57 hotels) for the quarter ended December 31, 2010 was up 5.1% to $86.21 compared to $82.07 in the prior year period. The Company’s ADR increased by 5.9% to $135.60, slightly offset by a 50 basis point decrease in occupancy to 63.58% from 64.10%.

Same-store consolidated Hotel EBITDA for the quarter ended December 31, 2010 was $18.8 million compared to $18.2 million for the quarter ended December 31, 2009. The Company's same-store Hotel EBITDA margin was 33.2% in the fourth quarter of 2010 compared to 33.9% in the fourth quarter of 2009 as RevPAR improvement was offset by a number of initiatives undertaken during the fourth quarter of 2010 including:

•
Return on Investment and Renovation Projects: The Company began projects at nine properties designed to enhance the assets and their profitability. The renovation schedules have been accelerated to capitalize on the ongoing lodging cycle recovery in Hersha’s markets.  The Company expects the impact of renovations will be significantly diminished beyond the first quarter of 2011 and anticipates a total expenditure of approximately $24 million for 2011 renovations.

•
Hotel Management Transitions: Hersha Hospitality Management assumed management of three assets in the fourth quarter of 2010 in order to improve the operating efficiency of the assets.  Additionally, at the Duane Street Hotel, the Company transitioned its owned restaurant to a leased concept.

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•
Brand Initiatives and Amenity Improvements: The Company was impacted by Hilton’s shift in its brand credits policy, along with investments required for new sustainability brand standards at the Company’s Hampton Inns.

•
Payroll Increases: The Company implemented its first payroll increase in two years for hotel level employees as it increases its staffing and sales requirements in order to prepare for the ongoing lodging cycle improvement.

Full Year 2010 Financial and Operating Results

For the year ended December 31, 2010, net loss applicable to common shareholders improved $33.5 million to $(21.2) million, compared to a net loss of $(54.7) million for the comparable quarter of 2009.  AFFO increased by $18.1 million to $52.1 million, compared to $34.0 million for the full 2009 year.  AFFO per diluted common share and limited partnership unit was $0.36 compared to $0.57 for the same quarter of 2009.  AFFO per share during the year was impacted by additional shares issued in 2010.

RevPAR for the Company's consolidated hotels, 66 hotels in 2010 compared to 58 hotels in 2009, was up 13.2% to $96.30 in 2010 compared to $85.04 in the prior year period.  The Company’s average daily rate (“ADR”) increased by 8.0% to $136.27 and occupancy increased by 330 basis points to 70.67% from 67.37%.  Hotel EBITDA for the Company’s consolidated hotels was $101.0 million for the year ended December 31, 2010 compared to $73.9 million for the same period in 2009.  Hotel EBITDA margins improved 160 basis points year over year from 34.8% to 36.4%.

New York City

Including the acquisitions completed to date in 2010, the New York City portfolio, which includes the five boroughs, now consists of 13 consolidated hotels and accounts for approximately 22% of the Company’s consolidated hotel rooms and 43% of the 2010 Hotel EBITDA. For the fourth quarter of 2010, the Company’s New York City portfolio of consolidated hotels realized a 12.9% growth in RevPAR to $187.33 driven by an 11.2% increase in ADR to $213.61 and a 131 basis point increase in occupancy to 87.70% from 86.39%.  During the same period, Hotel EBITDA margins for the New York City portfolio of consolidated hotels improved 90 basis points to 45.9% as a result of the Company’s revenue management strategies that focused on growing ADR and the continuing stabilization of our newly acquired assets.

During the fourth quarter, the Company’s same-store Manhattan-only portfolio (6 hotels) realized a 7.5% growth in RevPAR to $210.33, driven by a 7.8% increase in ADR to $233.36, slightly offset by a 30 basis point decline in occupancy to 90.13%.  Hotel EBITDA margins were 47.5% compared to 49.2% in the prior year quarter due primarily to an accelerated renovation schedule at several of the Company’s larger Manhattan properties.

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Financing

As of December 31, 2010, the Company had $46.0 million of borrowings on its $250.0 million line of credit, $83.0 million in cash and escrows and has $17.9 million of debt maturities in 2011.  Excluding the line of credit, approximately 97.3% of the Company’s consolidated debt is fixed or capped with a weighted average interest rate of 5.68% and a weighted average life to maturity of approximately 6.5 years.

The Company continues to improve its financial flexibility and balance sheet position.  As of December 31, 2010, the Company’s Net Debt (total debt less cash and equivalents and escrow deposits) to Adjusted EBITDA was 6.6 times, compared to 9.1 times at December 31, 2009.

In October 2010, the Company sold 28.75 million common shares for gross proceeds of approximately $166.8 million. The Company used the net proceeds of the offering to repay some of the outstanding indebtedness under its revolving line of credit, secured debt on several of its existing assets and intends to use the remainder for general corporate purposes and potential acquisitions.

In November 2010, the Company completed a new $250.0 million senior secured revolving credit facility, replacing its $135.0 million senior secured credit facility. The $250.0 million credit facility matures in three years and the Company may request an extension of the maturity date for an additional year.  Borrowings will bear interest at a rate determined by a leverage-based pricing grid. LIBOR loans will bear interest at LIBOR plus an applicable margin of either 350 or 375 basis points per year, subject to a LIBOR floor of 75 basis points per year.

Acquisitions

In December 2010, the Company purchased a 191 room hotel at Delaware Park in New Castle, Delaware for $15.0 million, or $78,000 per key excluding closing costs.  Upfit of the property commenced in the first quarter of 2011.  The Company took advantage of ongoing market dislocation in the development community to pursue the opportunistic acquisition of this hotel which has never been opened.  It is expected to open by the end of the third quarter of 2011 and is expected to be franchised with a leading upper upscale brand.  The hotel is in as-new condition, and including the costs to upfit and furnish, the all-in cost to Hersha is targeted to be less than $20.0 million.

Subsequent Events

In January 2011, the Company signed a definitive agreement to purchase the 152 room Capitol Hill Suites, Washington, D.C. for approximately $47.5 million, or $312,000 per key excluding closing costs. With the acquisition of this hotel, which is expected to close by the second quarter of 2011, Hersha will own eight hotels in the Washington, D.C. region.  The Capitol Hill Suites is centrally located in the Capitol Hill district, a block away from the  United States Capitol Complex, the House of Representative office complex, the United States Supreme Court and the Library of Congress.

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Outlook for 2011

Based on management’s current outlook, the Company is providing the following operating expectations for 2011 as follows:

•	Total consolidated portfolio RevPAR for 2011 in the range of a 6% to 8% increase versus 2010.
•	Total portfolio Hotel EBITDA margin improvement of 100 basis points to 150 basis points.
•	Same store RevPAR for 2011 in the range of a 5% to 7% increase versus 2010.
•	Same store Hotel EBITDA margin improvement of 75 basis points to 125 basis points.
•
An SG&A run rate of between $9.25 and $9.75 million in 2011 versus SG&A expenses of $10.2 million in 2010.  The Company recorded an expense in the first quarter of 2010 for the approval and granting of incentive compensation related to the 2009 calendar year and also recorded a fourth quarter accrual in 2010 for incentive compensation earned for the 2010 calendar year.

Dividend

For the fourth quarter of 2010, Hersha Hospitality Trust paid dividends of $0.05 per common share and limited partnership unit. The Company also paid a fourth quarter cash dividend of $0.50 per Series A Preferred Share.

Fourth Quarter 2010 Earnings Release and Conference Call

The Company will host a conference call to discuss the results at 11:00 AM Eastern time on Thursday, February 24, 2011.  The live conference call can be accessed by dialing (877) 723-9519 or (719) 325-4809 for international participants.  A replay of the call will be available from 2:00 PM Eastern time on February 24, 2011, through midnight Eastern time on March 10, 2011. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international participants.  The passcode for the call and the replay is 3702375.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 77 hotels, totaling 10,262 rooms, primarily along the Northeast Corridor from Boston, MA to Washington DC Hersha also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on upscale, mid-scale and extended stay hotels in major metropolitan markets.

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Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  These forward-looking statements include statements related to the Company’s ability to outperform, the ongoing recovery of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the completion of the Capital Hill Suites acquisition, the ability to open and franchise the New Castle, Delaware hotel under a leading upper upscale brand and Company’s operating expectations for the full 2011 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed by the Company with the Securities and Exchange Commission.

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HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)

	December 31, 2010	December 31, 2009
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$1,245,851	$938,954
Investment in Unconsolidated Joint Ventures	35,561	39,182
Development Loans Receivable	41,653	46,094
Cash and Cash Equivalents	65,596	11,404
Escrow Deposits	17,384	16,174
Hotel Accounts Receivable, net of allowance for doubtful accounts of $31 and $34	9,611	7,103
Deferred Financing Costs, net of Accumulated Amortization of $5,852 and $4,262	10,204	8,696
Due from Related Parties	5,069	2,394
Intangible Assets, net of Accumulated Amortization of $1,084 and $794	7,934	7,542
Other Assets	19,113	12,428
Assets Held for Sale	-	21,073

Total Assets	$1,457,976	$1,111,044

Liabilities and Equity:
Line of Credit	$46,000	$79,200
Mortgages and Notes Payable, net of unamortized discount of $983 and $49	648,720	645,351
Accounts Payable, Accrued Expenses and Other Liabilities	29,300	16,216
Dividends and Distributions Payable	9,805	4,293
Due to Related Parties	939	769
Liabilities Related to Assets Held for Sale	-	20,892

Total Liabilities	734,764	766,721

Redeemable Noncontrolling Interests - Common Units	$19,894	$14,733

Equity:
Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 29,000,000 shares authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at December 31, 2010 and 2009	24	24
Common Shares - Class A, $.01 Par Value, 300,000,000 and 150,000,000 Shares Authorized at December 31, 2010 and 2009, 169,205,638 and 57,682,917 Shares Issued and Outstanding at December 31, 2010 and 2009, respectively	1,692	577
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(338)	(160)
Additional Paid-in Capital	918,215	487,481
Distributions in Excess of Net Income	(236,159)	(185,725)
Total Shareholders' Equity	683,434	302,197

Noncontrolling Interests:
Noncontrolling Interests - Common Units	19,410	27,126
Noncontrolling Interests - Consolidated Joint Ventures	474	267
Total Noncontrolling Interests	19,884	27,393

Total Equity	703,318	329,590

Total Liabilities and Equity	$1,457,976	$1,111,044

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HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues:
Hotel Operating Revenues	$73,446	$51,979	$277,708	$212,352
Interest Income from Development Loans	1,087	1,421	4,686	7,411
Other Revenue	91	99	381	1,981
Total Revenues	74,624	53,499	282,775	221,744

Operating Expenses:
Hotel Operating Expenses	42,603	31,125	158,717	124,294
Hotel Ground Rent	364	290	1,374	1,166
Real Estate and Personal Property Taxes and Property Insurance	5,263	3,561	19,335	14,060
General and Administrative	3,541	1,527	10,263	5,891
Stock Based Compensation	2,624	643	6,649	2,143
Acquisition and Terminated Transaction Costs	56	252	4,827	328
Loss on Impairment of Assets	2,388	20	2,433	39,111
Depreciation and Amortization	13,947	10,988	52,012	43,187
Total Operating Expenses	70,786	48,406	255,610	230,180

Operating Income (Loss)	3,838	5,093	27,165	(8,436)

Interest Income	100	49	169	208
Interest Expense	11,355	11,581	45,868	45,183
Other Expense	208	55	464	165
Loss on Debt Extinguishment	199	-	932	-
Loss before (Loss) Income from Unconsolidated Joint Venture Investments and Discontinued Operations	(7,824)	(6,494)	(19,930)	(53,576)

Unconsolidated Joint Ventures
Loss from Unconsolidated Joint Venture Investments	(337)	(4,860)	(1,751)	(7,190)
Gain from Remeasurement of Investment in Unconsolidated Joint Ventures	-	-	4,008	-
(Loss) Income from Unconsolidated Joint Venture Investments	(337)	(4,860)	2,257	(7,190)

Loss from Continuing Operations	(8,161)	(11,354)	(17,673)	(60,766)

Discontinued Operations
Gain on Disposition of Hotel Properties	-	-	347	1,869
(Loss) Income from Discontinued Operations	(13)	30	124	439
(Loss) Income from Discontinued Operations	(13)	30	471	2,308

Net Loss	(8,174)	(11,324)	(17,202)	(58,458)

Loss Allocated to Noncontrolling Interests	543	1,435	845	8,597
Preferred Distributions	(1,200)	(1,200)	(4,800)	(4,800)

Net Loss Applicable to Common Shareholders	$(8,831)	$(11,089)	$(21,157)	$(54,661)

Earnings per Share:
BASIC
Loss from Continuing Operations Applicable to Common Shareholders	$(0.05)	$(0.20)	$(0.16)	$(1.12)
(Loss) Income from Discontinued Operations	0.00	0.00	0.00	0.04

Net Loss Applicable to Common Shareholders	$(0.05)	$(0.20)	$(0.16)	$(1.08)

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Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper.   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interest.  In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back non-cash impairment expenses;
•	adding back acquisition and terminated transaction expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

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FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

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HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net loss applicable to common shares	$(8,831)	$(11,089)	$(21,157)	$(54,661)
Loss allocated to noncontrolling interest	(543)	(1,435)	(845)	(8,597)
Loss (income) from unconsolidated joint ventures	337	4,860	(2,257)	7,190
Gain on disposition of hotel properties	-	-	(347)	(1,869)
Depreciation and amortization	13,947	10,988	52,012	43,187
Depreciation and amortization from discontinued operations	-	46	87	1,098
FFO allocated to noncontrolling interests in consolidated joint ventures	73	-	(307)	(98)
Funds from consolidated hotel operations applicable to common shares and Partnership units	4,983	3,370	27,186	(13,750)

(Loss) income from unconsolidated joint venture investments	(337)	(4,860)	2,257	(7,190)
Less:
Gain from remeasurement of investment in unconsolidated joint ventures	-	-	(4,008)	-
Add:
Depreciation and amortization of purchase price in excess of historical cost	508	572	2,033	2,137
Interest in depreciation and amortization of unconsolidated joint ventures	717	(792)	3,905	2,891
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	888	(5,080)	4,187	(2,162)

Funds from Operations applicable to common shares and Partnership units	5,871	(1,710)	31,373	(15,912)

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	(73)	-	307	98
Loss from impairment of assets	2,388	20	2,433	40,411
Loss from impairment of investment in unconsolidated joint ventures	-	4,541	-	4,541
Acquisition and terminated transaction costs	56	252	4,827	328
Amortization of deferred financing costs	747	505	2,381	2,059
Deferred financing costs written off in debt extinguishment	199	-	932	-
Allocation of non cash interest expense of unconsolidated joint venture	1,388	-	2,688	-
Amortization of discounts and premiums	54	3	216	13
Non cash stock compensation expense	2,624	643	6,649	2,143
Straight-line amortization of ground lease expense	65	67	261	275

Adjusted Funds from Operations	$13,319	$4,321	$52,067	$33,956

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.08	$0.07	$0.36	$0.57

Diluted Weighted Average Common Shares and Units Outstanding	174,192,081	65,190,417	146,656,308	59,752,467

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Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net loss applicable to common shares	$(8,831)	$(11,089)	$(21,157)	$(54,661)
Less:
Loss (income) from unconsolidated joint ventures	337	4,860	(2,257)	7,190
Gain on disposition of hotel properties	-	-	(347)	(1,869)
Interest income	(100)	(49)	(169)	(208)
Add:
Loss allocated to noncontrolling interest	(543)	(1,435)	(845)	(8,597)
Loss from impairment of assets	2,388	20	2,433	40,411
Distributions to Series A Preferred Shareholders	1,200	1,200	4,800	4,800
Interest expense from continuing operations	11,355	11,581	45,868	45,183
Interest expense from discontinued operations	-	-	-	1,121
Deferred financing costs written off in debt extinguishment	199	-	932	-
Depreciation and amortization from continuing operations	13,947	10,988	52,012	43,187
Depreciation and amortization from discontinued operations	-	46	87	1,098
Acquisition and terminated transaction costs	56	252	4,827	328
Non-cash stock compensation expense	2,624	643	6,649	2,143
Straight-line amortization of ground lease expense	65	67	261	275

Adjusted EBITDA from consolidated hotel operations	22,697	17,084	93,094	80,401

Loss from unconsolidated joint venture investments	(337)	(4,860)	(1,751)	(7,190)
Gain on remeasurement of investment in unconsolidated joint venture	-	-	4,008	-
(Loss) income from unconsolidated joint venture investments	(337)	(4,860)	2,257	(7,190)
Add:
Gain on remeasurement of investment in unconsolidated joint ventures	-	-	(4,008)	-
Loss from impairment of investment in unconsolidated joint ventures	-	4,541	-	4,541
Depreciation and amortization of purchase price in excess of historical cost	508	572	2,033	2,137
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	3,414	4,230	14,953	17,461

Adjusted EBITDA from unconsolidated joint venture operations	3,585	4,483	15,235	16,949

Adjusted EBITDA	$26,282	$21,567	$108,329	$97,350

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Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s web site, www.hersha.com.

Contact:
Ashish Parikh, CFO

Ph: (215) 238-1046

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